Exhibit 99.1

Chrysler Group LLC Reports March 2012 U.S. Sales Increased 34 Percent; Best

Monthly Sales in Four Years

•	Best monthly sales since March 2008

•	Best first quarter since 2008

•	24th-consecutive month of year-over-year sales gains

•	10th-consecutive month of sales gains of at least 20 percent

•	Chrysler, Jeep®, Dodge, Ram Truck, and FIAT brands each post sales increases in March versus same month a year ago

•	FIAT brand sets a monthly sales record; sales up 642 percent versus same month a year ago

•	Chrysler brand sales up 70 percent; best monthly sales in four years

•	Chrysler 200 mid-size sedan sets a monthly sales record; March sales up 121 percent

•	Chrysler 300 flagship sedan posts triple-digit year-over-year sales gains

•	Chrysler Town & Country and Dodge Grand Caravan minivans each post double-digit sales gain

•	Jeep brand sales up 36 percent; best March sales since 2007

•	All Jeep brand models log year-over-year sales gains

•	Jeep Grand Cherokee sales up 43 percent; best March sales in six years

•	Jeep Grand Cherokee named Official Winter Vehicle of New England by New England Motor Press Association (NEMPA) for second year in a row

•	Dodge brand sales up 18 percent; best March since 2008 and 10th-consecutive month of year-over-year sales gains

•	Iconic Dodge Challenger muscle car sets all-time monthly sales record

•	Dodge Journey sets monthly sales record

•	Ram pickup truck sales up 18 percent; best March sales in four years

•	Ram Truck brand unveils factory-built compressed natural gas-powered (CNG) pickup truck

Auburn Hills, Mich., April 3, 2012 - Chrysler Group LLC today reported U.S. sales of 163,381 units, a 34 percent increase compared with sales in March 2011 (121,730 units), and the group’s best monthly sales in four years.

The Chrysler, Jeep®, Dodge, Ram Truck, and FIAT brands each posted sales increases in March versus the same month a year ago. The FIAT brand led the charge with a 642 percent year-over-year increase, setting a monthly sales record. The brand bested its previous high established in February. The brand’s Fiat 500, with its Italian design and city-friendly functionality, was launched in the U.S. in March last year.

Chrysler Group recorded its 24th-consecutive month of year-over-year sales gains and its 10th-consecutive month of sales increases of at least 20 percent. Every Chrysler Group model in production for more than 12 months recorded a year-over-year sales increase in March. Chrysler Group also logged its best first quarter since 2008.

Chrysler Group beat the industry average sales increase for the 13th-consecutive month in March. The Chrysler 200 mid-size sedan, the Dodge Challenger muscle car, and the Dodge Journey full-size crossover each set monthly sales records.

“The combination of credit availability, an improving economy, pent-up demand and even high fuel prices encouraging people to acquire newer more fuel-efficient vehicles are all helping to drive industry sales,” said Reid Bigland, President and CEO – Dodge Brand and Head of U.S. Sales. “Thanks to these factors we experience sales strength across the board with our March sales up 34 percent and our first quarter sales up a whopping 39 percent.”

Chrysler Group sedans, minivans, SUVs, and pickup trucks all contributed to the company’s 34 percent sales gain in March. The Chrysler brand’s flagship Chrysler 300 full-size sedan and the Chrysler 200 each posted year-over-year sales gains in the triple digits.

All five Jeep brand models posted gains, the Chrysler Town & Country and the Dodge Grand Caravan minivans recorded double-digit sales increases, and the Ram pickup truck, even in the face of soaring gas prices across the country, recorded a March sales gain. Ram pickup sales were up 23 percent, the truck’s 23rd-consecutive month of year-over-year sales gains.

Chrysler Group finished the month with a 59-days supply of inventory (349,939 units). U.S. industry sales figures for March are projected at an estimated 14.7 million units Seasonally Adjusted Annual Rate (SAAR).

March 2012 U.S. Sales Highlights by Brand

FIAT Brand

FIAT brand sales were up 642 percent in March compared with the same month a year ago. The Fiat 500, with its unique styling, engaging driving dynamics and fuel efficiency, was launched in the U.S. in March 2011. The Fiat 500 Cabrio followed in April. For the second time this year, the FIAT brand set a monthly sales record with 3,712 units sold in March. The brand’s previous record was set a month earlier in February. The FIAT brand’s first year-over-year sales gain was the largest of any Chrysler Group brand.

The FIAT brand in March formally introduced its all-new Fiat 500L, an all-new model that expands the appeal of the brand’s iconic Fiat 500, at the Geneva Motor Show in Geneva, Switzerland. The new Fiat 500L – the L stands for ‘Large’ – will follow the U.S. introduction of the high-performance Fiat 500 Abarth this spring and a full-electric version of the Fiat 500. The Fiat 500L will be produced at the FIAT plant in Kragujevac, Serbia, and will arrive in the United States in 2013.

Chrysler Brand

Chrysler brand sales were up 70 percent in March, the brand’s best sales month in four years. Sales of all three Chrysler brand models were up in March, led by a strong 169 percent increase in Chrysler 300 sedan sales. The Chrysler 200 mid-size sedan set a new monthly sales record with its 121 percent increase in March. The Chrysler Town & Country and Dodge Grand Caravan minivans each posted double-digit gains versus the same month a year ago. It was the Town & Country’s best March since 2007. March was the Chrysler brand’s ninth-consecutive month of year-over-year sales gains.

Jeep® Brand

Jeep brand sales increased 36 percent in March versus with the same month in 2011, the brand’s best March in five years. March also was the brand’s 23rd-consecutive month of year-over-year sales gains. Sales of all five Jeep brand models were up in March led by the 46 percent increase in Jeep Liberty sales. Jeep Grand Cherokee had its best March since 2006. Four of the five Jeep models recorded March sales gains in the double digits.

The Jeep brand announced in March that it will produce three new limited-edition Jeep vehicles: the Grand Cherokee, Compass and Patriot Altitude models. The new Jeep models, which boast blacked-out exteriors with distinct, aggressive flair, will arrive in Jeep showrooms in May.

For the second year in a row, members of the New England Motor Press Association (NEMPA) have named the Jeep Grand Cherokee the Official Winter Vehicle of New England. In addition, the new 2012 Jeep Wrangler also captured a NEMPA Winter Vehicle Award as best-in-class in the SUV/crossover – over $25,000 category.

Likewise, for the second consecutive year, the Rocky Mountain Automotive Press (RMAP) association named the Grand Cherokee its 2012 SUV of the Year. Unstoppable off-road ability and impressive on-road performance were attributes cited by voting journalists.

Dodge Brand

Dodge brand sales increased 18 percent in March, the brand’s best sales performance in March since 2008 and its 10th-consecutive month of year-over-year sales growth. The Dodge Challenger, the iconic muscle car set an all-time monthly sales record, while the Dodge Journey full-size crossover, set a new monthly sales record.

The Dodge Grand Caravan minivan, the brand’s volume leader in March, had its best March sales in four years. Sales of the three-row Dodge Durango SUV were up 5 percent in March, its best sales month so far this year. In March, the Durango was the top-ranked vehicle in the Mid-Size Traditional SUV segment in Strategic Vision’s annual Total Value Index.

The Dodge brand announced in March that it will begin offering a Durango Special Service model for fleet use. The Dodge Durango Special Service SUV is specially designed to handle the rigors of everyday use by police and fire departments and fleet customers. Chrysler Group fleet operations will start taking orders now, with deliveries expected to begin in the second quarter of 2012.

The Dodge brand revealed in March its new 2012 Dodge Challenger Rallye Redline. The new Challenger Rallye Redline turns up the heat with unique red-hot exterior accents, 305 horsepower and performance suspension.

Members of the New England Motor Press Association named the Dodge Charger AWD the best-in-class in the all-weather sedan/wagon – $25,000-$35,000 category. This is the second-consecutive year that the Charger with all-wheel-drive wins this highly-competitive NEMPA award.

Ram Truck Brand

Ram Truck brand sales were up in March driven by the 23 percent increase in Ram pickup sales. March marked the 23rd-consecutive month that the Ram pickup truck recorded a year-over-year sales gain. The Ram light-duty trucks led the way with a 25 percent increase versus sales in March 2011. Of the Ram light-duty truck sales, those with regular cabs posted the greatest percentage increase in March. It was the brand’s best March sales in four years.

The Ram Truck brand announced last month that it would expand Ram 1500 Tradesman availability to include Crew Cab and Quad Cab models, and unveiled a special 10th Anniversary edition of its Texas-only 2012 Ram 1500 Lone Star. The Lone Star model makes up 30-40 percent of all Ram 1500s sold in Texas. Since the Lone Star’s debut, Ram has sold more than 80,000 of the Texas-only models.

Ram Truck announced in March it will become the only manufacturer in North America to offer a factory-built compressed natural gas-powered (CNG) pickup truck. The Ram 2500 Heavy Duty CNG pickup is designed for fleet and commercial customers and offers cost and emissions benefits, using an abundant, domestically-sourced fuel and reducing America’s dependence on foreign oil. The Ram HD CNG is powered by the 5.7-liter HEMI® V-8 and features both compressed gas storage tanks and an 8-gallon gasoline fuel tank.

March 2012 U.S. Sales Highlights

•	Chrysler brand sales (34,726 units) increased 70 percent in March versus the same month a year ago (20,463 units)

•	Sales of the Chrysler 200 (14,914 units) were up 121 percent compared with the same month last year (6,750 units); set monthly sales record

•	Chrysler 300 sales (7,336 units) improved 169 percent versus March 2011 (2,727 units)

•	Chrysler Town & Country sales (12,476 units) were up 32 percent compared with the same month a year ago (9,471 units)

•	Jeep brand sales (45,124 units) increased 36 percent versus March 2011 (33,155 units)

•	Jeep Wrangler sales (12,557 units) improved 43 percent compared with the same month last year (8,807 units)

•	Jeep Liberty sales (7,605 units) increased 46 percent versus March sales a year ago (5,207 units)

•	Sales of the Jeep Compass (3,987 units) were up 8 percent compared with the same month in 2011 (3,703 units)

•	Sales of the Jeep Patriot (6,879 units) improved 23 percent versus March 2011 (5,602 units)

•	Jeep Grand Cherokee sales (14,096 units) were up 43 percent compared with the same month a year ago (9,836 units)

•	Dodge brand sales (52,076 units) increased 18 percent in March versus the same month a year ago (44,102 units)

•	Dodge Avenger sales (9,362 units) improved 57 percent compared with March last year (5,954 units)

•	Dodge Charger sales (9,644 units) increased 7 percent versus the same month a year ago (8,986 units)

•	Dodge Challenger (4,304 units) set a monthly sales record

•	Dodge Journey (7,659 units) set a new monthly sales record

•	Sales of the Dodge Durango (4,590 units) were up 5 percent compared with the same month a year ago (4,392 units)

•	Ram pickup truck sales (26,960 units) improved 23 percent versus March 2011 (21,898 units)

Chrysler Group LLC U.S. Sales Summary Thru March 2012

	Month Sales		Vol%	Sales CYTD		Vol%
Model	Curr Yr	Pr Yr	Change	Curr Yr	Pr Yr	Change
500	3,712	500	New	8,850	500	New
FIAT BRAND	3,712	500	New	8,850	500	New

200	14,914	6,750	121%	31,638	9,880	220%
Sebring	0	975	-100%	0	2,327	-100%
300	7,336	2,727	169%	19,966	5,379	271%
PT Cruiser	0	540	-100%	0	1,283	-100%
Town & Country	12,476	9,471	32%	27,734	23,927	16%
CHRYSLER BRAND	34,726	20,463	70%	79,338	42,796	85%

Compass	3,987	3,703	8%	9,107	7,393	23%
Patriot	6,879	5,602	23%	15,965	13,207	21%
Wrangler	12,557	8,807	43%	29,772	22,887	30%
Liberty	7,605	5,207	46%	21,799	15,155	44%
Grand Cherokee	14,096	9,836	43%	37,503	26,115	44%
Commander	0	0	0%	0	96	-100%
JEEP BRAND	45,124	33,155	36%	114,146	84,853	35%

Caliber	2,242	3,750	-40%	5,238	9,607	-45%
Avenger	9,362	5,954	57%	21,629	11,748	84%
Charger	9,644	8,986	7%	22,505	14,311	57%
Challenger	4,304	3,989	8%	10,524	9,742	8%
Viper	0	12	-100%	20	84	-76%
Journey	7,659	5,323	44%	18,133	14,180	28%
Caravan	13,700	9,560	43%	34,462	27,928	23%
Nitro	575	2,136	-73%	2,665	6,055	-56%
Durango	4,590	4,392	5%	11,046	8,322	33%
DODGE BRAND	52,076	44,102	18%	126,222	101,977	24%

Dakota	82	1,612	-95%	376	4,085	-91%
Ram P/U	26,960	21,898	23%	67,464	52,739	28%
Cargo Van	701	0	New	1,655	0	New
RAM BRAND	27,743	23,510	18%	69,495	56,824	22%

TOTAL CHRYSLER GROUP LLC	163,381	121,730	34%	398,051	286,950	39%

TOTAL CAR	51,514	33,643	53%	120,370	63,578	89%
TOTAL TRUCK	111,867	88,087	27%	277,681	223,372	24%

Selling Days	25	27		77	75